Exhibit 11

Statement regarding Computation of Per Share Earnings

                                      Shares        Extended
  From           To         Days    Outstanding    Calculation
  ----           --         ----    -----------    -----------
10/1/97       9/29/98       364           200          72,800
9/30/98       9/30/98         1     1,000,000       1,000,000
                                                   ----------
                                                    1,072,800
Days in the period                                        365
                                                   ----------

Weighted average common shares outstanding              2,939
                                                   ==========

Net income for the year ended September 30, 1998                   $119,000

Weighted average common shares outstanding                            2,939

Basic earnings per common share                                      $40.49